Exhibit 99.1

BROAD STREET REALTY, LLC AND MEDAMERICA PROPERTIES INC.

COMPLETE THE FIRST PHASE OF THE PREVIOUSLY ANNOUNCED MERGER TRANSACTIONS

MedAmerica Properties Inc. changes its name to Broad Street Realty, Inc.

BETHESDA, MD and BOCA RATON, FL, December 27, 2019 /PRNewswire/ — Broad Street Realty, LLC (“Broad Street”) and MedAmerica Properties Inc. (OTC: MAMP) today announced that they have completed the first phase of the previously announced mergers. As a result, MedAmerica, now known as Broad Street Realty, Inc., has become a fully integrated and self-managed publicly owned real estate company. With the closing of the initial mergers, the resulting company now owns nine primarily grocery-anchored neighborhood shopping center properties with over 865,000 square feet of gross leasable space in Maryland, Pennsylvania, Virginia and Washington, DC and succeeds to Broad Street’s operating platform, including its commercial brokerage, property management and development businesses. The combined company has approximately 50 employees and is headquartered in Bethesda, Maryland with additional offices in Denver, Colorado, Washington, D.C. and Manassas, Virginia.

As consideration for the initial mergers, prior investors in the Broad Street entities received an aggregate of 16,006,149 shares of MedAmerica’s common stock and an aggregate of 2,827,904 units of limited partnership interest (“OP units”) in its newly formed operating partnership, as well as an aggregate of $0.9 million in cash. As of the completion of the initial mergers, prior investors in the Broad Street entities collectively own approximately 87.0% of the shares of common stock and OP units of the combined company and previously existing MedAmerica shareholders own approximately 13.0%.

The new ticker symbol for the combined company’s common stock on the OTCQB market will be “BRST” effective December 30, 2019.

The combined company expects to close the remainder of the previously announced mergers with Broad Street entities over the next several months, subject to customary closing conditions, including obtaining consent of the requisite lenders. The additional mergers would result in the acquisition of an additional eight neighborhood shopping center properties with over 1.2 million square feet of gross leasable space in Maryland, Virginia and Colorado. Broad Street will continue to manage these properties prior to the completion of the additional mergers.

Commenting on the closing of the initial mergers, Gary O. Marino, MedAmerica’s Chairman, said, “Over the past several years, MedAmerica has reviewed and pursued numerous acquisition/merger opportunities. Broad Street represents a unique and exciting partner for MedAmerica. Not only does the Broad Street portfolio of shopping centers represent a collection of well-located, diversified neighborhood shopping center properties, the company also possesses strong continuing cash flow and equity value. Broad Street is managed by a seasoned team of professionals led by Michael Z. Jacoby, Broad Street’s CEO who has more than 30 years of experience in the commercial real estate industry.”

Michael Z. Jacoby, who will serve as Chairman of the Board of Directors and as Chief Executive Officer of the combined company, said, “We are very pleased to announce the merger of our organization with MedAmerica. This is the next step in the pursuit of accomplishing our long-terms goals on behalf of our partners, employees and shareholders. We believe the public platform gives us a lot more tools and flexibility to pursue future growth opportunities and acquisitions.”

In connection with the closing of the initial mergers, certain subsidiaries of the combined company entered into a loan agreement with a subsidiary of a real estate fund managed by Basis Management Group, LLC, which provides for a loan of up to $66.9 million, of which $63.8 million was drawn at closing. The loan is secured by mortgages on six of the properties acquired in the initial mergers. In addition, another subsidiary of a real estate fund managed by Basis Management Group, LLC committed to invest up to $10.7 million in a newly formed subsidiary of the combined company, of which $6.9 million was funded in connection with the closing of the initial mergers. The equity interest is entitled to a cumulative preferred annual return of 14.0%. The combined company also entered into a loan agreement with MVB Bank, Inc. with respect to a $6.5 million loan consisting of a $4.5 million term loan and a $2.0 million revolving credit facility.

The proceeds from the new financings were used to repay indebtedness securing properties acquired in the initial mergers and for general corporate purposes, including the payment of certain transaction costs.

Baird is serving as exclusive financial advisor to Broad Street, and Morrison & Foerster and Shulman Rogers are serving as legal advisors to Broad Street.

About Broad Street Realty, Inc.

Broad Street Realty, Inc. is a fully integrated and self-managed real estate company that owns, operates, develops and redevelops primarily grocery-anchored shopping centers and mixed-use properties in the Mid-Atlantic, Southeast and Denver, Colorado markets. Broad Street is also a market-leading commercial real estate services firm that delivers cost-effective solutions for office, industrial and retail clients. The company has extensive experience in tenant representation, landlord representation, property acquisition and disposition, real estate development, project/construction management, finance, strategic consulting, property management and asset management.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These statements are based on current expectations of the Company’s management with respect to the transactions and other matters described in this press release. While the Company’s management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of any of the remaining merger agreements; the outcome of any legal proceedings that may be instituted against the Company, the Broad Street entities or others in connection with the mergers; the inability to complete the remaining mergers due to the failure to satisfy other conditions to completion of the remaining mergers, including the financing condition and obtaining consent from the requisite lenders, or otherwise; the ability to recognize the benefits of the mergers; the amount of the costs, fees, expenses and charges related to the mergers; the Company’s substantial leverage as a result of indebtedness incurred and preferred equity issued in connection with the mergers, which could adversely affect the Company’s ability to pay cash dividends and meet other cash needs; the Company’s ability to repay, refinance, restructure and/or extend its indebtedness as it comes due; the availability of financing and capital to the Company; the Company’s ability to identify, finance, consummate and integrate additional acquisitions or investments; adverse economic or real estate developments, either nationally or in the markets in which the Company’s properties are located; adverse changes in financial markets or interest rates; the nature and extent of competition for tenants and acquisitions; other factors affecting the retail industry or the real estate industry generally; and other risks that are set forth under “Risk Factors” in MedAmerica’s Annual Report on Form 10-K for the year ended December 31, 2018, and other documents filed by the Company with the SEC from time to time. The Company can provide no assurances that the remaining mergers will close on the timing described in the press release or at all. All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. Except as otherwise may be required by law, the Company undertakes no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.